Exhibit 5.1

October 25, 2005

Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Creative Computer Applications, Inc., a California corporation ( the “Company”), and its wholly owned subsidiary, Xymed.com, Inc., a Delaware corporation (“Xymed”). The Company has filed a registration statement on Form S-4 (the ”Registration Statement”) under the Securities Act of 1933, as amended, covering the registration of an aggregate of 3,703,900 shares of Company common stock (the “Stock”) pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of August 16, 2005 (the “Merger Agreement”) by and among the Company, Xymed and StorCOMM, Inc., a Delaware corporation (“StorCOMM”).  This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the resolutions adopted by the Board of Directors of the Company in the minutes of its meeting on August 2, 2005 and such other resolutions, documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have assumed that the Stock will be issued pursuant to the terms of the Merger Agreement.  We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that the shares of Stock to be issued, sold and delivered by the Company pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, following approval by the Company’s shareholders of such issuance, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the Registration Statement.

We express no opinion as to matters governed by any laws other than the California and Delaware general corporate law, the applicable provisions of the Delaware and California constitutions and reported decisions of the Delaware or California courts interpreting the Delaware General Corporate Law or the California General Corporate Law, respectively.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP